Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Revolve Group, LLC:

We consent to the use of our report, dated March 14, 2019, except as to the 9th paragraph of note 2, which is as of May 28, 2019, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

/s/ KPMG LLP

Irvine, California

May 28, 2019